EMPLOYMENT AGREEMENT

        This Agreement (“Agreement”) is entered into by and between Offshore Logistics, Inc., a Delaware corporation (the “Company”) and Brian C. Voegele, an individual (the “Executive”), effective as of the 1st day of June, 2005 (“Effective Date”).

        WHEREAS, the Company desires to employ the Executive and to enter into an employment agreement embodying the terms of such employment and services; and

        WHEREAS, the Executive desires to accept such employment and service as Senior Vice President – Chief Financial Officer (“CFO”) of the Company and to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1.     Employment, Duties and Acceptance.

(a) Employment Period.

(i)	The Company hereby agrees to employ the Executive for a term commencing on the Effective Date and expiring at the end of the day on May 31, 2006 (the “Initial Employment Period”).

(ii)	The Initial Employment Period shall be automatically extended so as to terminate two (2) years from the end of the Initial Employment Period (the “Extended Employment Period”), unless at least ninety (90) days prior to the end of the Initial Employment Period, either Party gives written notice to the other Party that the Initial Employment Period should not be extended (a “Notice of Non-Renewal”) after the end of the Initial Employment Period, in which event the term of the Executive’s employment by the Company shall expire at the end of the Initial Employment Period.

(iii)	The Extended Employment Period shall be automatically further extended at the end of the Extended Employment Period and on each anniversary thereafter (each such date being a “Renewal Date”), so as to terminate one (1) year from such Renewal Date, unless at least ninety (90) days prior to a Renewal Date either Party gives a Notice of Non-Renewal to the other Party that the Employment Period should not be further extended after the next Renewal Date, in which event the end of the term of the Executive’s employment by the Company shall be the Renewal Date next following such Notice of Non-Renewal. As used in this Agreement, the “Employment Period” shall mean the period beginning on the Effective Date and ending on the expiration of the term of the Executive’s employment with the Company pursuant to this Section 1(a), subject to earlier termination of the Executive’s employment with the Company pursuant to Section 3 hereof.

(iv)	Notwithstanding the foregoing provisions of this Section 1(a), if a Change of Control Effective Date (as defined in Section 10(j) hereof) occurs during the Employment Period, then the Employment Period shall extend to include and shall terminate at the end of the Change of Control Period, subject to earlier termination pursuant to Section 3 hereof, and the Employment Period shall no longer be subject to extension on the Renewal Date.

(b) Position.

From and after the Effective Date during the remainder of the Employment Period, the Executive shall serve as Senior Vice President – CFO of the Company and shall report to the President and Chief Executive Officer of the Company. Executive shall also serve in those offices and directorships of subsidiary corporations or entities of the Company to which the Executive may from time to time be appointed or elected. During the Employment Period, the Executive shall devote substantially all of the Executive’s business time, energy and talents to the Company and its Affiliated Group. During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 5, to (A) serve on corporate, civic or charitable boards or committees, including the Supervisory Committee for the Southern Federal Credit Union, provided that, without the written approval of the Board, the Executive shall be permitted to serve on no more than one such corporate board, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as the Senior Vice President — CFO of the Company or violate any Company policies.

(c) Location of Services.

The Executive’s principal location of employment shall be at the Company offices located in Houston, Texas; provided, that the Executive will be required to travel frequently outside of the applicable principal location of employment in connection with the performing the Executive’s duties under this Agreement.

(d) Duties.

The Executive agrees that during the Employment Period, the Executive shall be responsible for the management and supervision of the Accounting, Finance, Tax, and Treasury functions of the Company (collectively, the “Finance Functions”), including, without limitation, the following responsibilities:

(i)	formulating short and long term goals and developing, implementing, and executing strategies to attain Company objectives;

(ii)	participating as a key member of the senior management team and as the Chief Executive Officer's financial advisor in setting and executing on strategies to meet Company objectives;

(iii)	endeavoring to establish and maintain a relationship of trust and credibility with members of the senior management team, the Board, outside auditors and legal counsel;

(iv)	supervising the implementation of the Company’s policies and business processes in order to meet the corporate governance and internal control requirements established by the senior management team, the Board and relevant laws, including, but not limited to: (A) designing and implementing effective disclosure controls and procedures that are necessary to insure accurate financial reporting; (B) conducting periodic reviews and evaluations of the effectiveness of the Company’s disclosure controls and procedures, including, without limitation, interfacing with the senior management team and other Company personnel, the Board, Audit Committee, outside auditors and legal counsel to insure the effectiveness of the Company’s disclosure controls and procedures and related matters; (C) accurately reporting the results of Company operations and related matters to the Securities & Exchange Commission, the New York Stock Exchange, and other regulatory agencies; and (D) acting as a certifying officer for the Company’s financial reporting under the Exchange Act and other regulatory agencies;

(v)	interfacing, as the Company's primary representative, with the financial/investment community;

(vi)	managing and protecting the Company's capital and liquid assets and monitoring and advising management regarding the availability of adequate capital at all times;

(vii)	regularly and systematically appraising and evaluating the Company's performance results against the Company's established objectives; and

(viii)	consistent with the foregoing, such other Finance Functions as the President and CEO may assign to Executive from time to time during the Employment Period.

During any Change of Control Period, the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the Change of Control Effective Date.

(e) Acceptance of Employment by the Executive.

The Executive hereby accepts such employment and shall render the services and perform the duties described above.

2.     Compensation and Benefits.

(a) Base Salary.

During the Employment Period, the Executive shall receive an annualized base salary (“Annual Base Salary”) at the rate of $250,000 (Company salary grade 11), payable semi-monthly or such other payroll period pursuant to the Company’s normal payroll practices for its senior executives. The current Annual Base Salary shall be reviewed at such time as the salaries of other senior executives of the Company are reviewed generally; provided, that the Executive’s reviews shall occur at least annually and may be increased, but not decreased, during the Employment Period. All such reviews shall consider factors the Company deems material; including, but not limited to: (i) market benchmarking; (ii) increases in cost of living; (iii) Executive’s job performance; and (iv) overall Company performance. During any Change of Control Period, the Annual Base Salary shall be at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and the Affiliated Group in respect of the 12-month period immediately preceding the month in which the Change of Control Effective Date occurs. During any Change of Control Period, the term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as determined pursuant to the foregoing sentence.

(b) Annual Bonus.

For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon performance targets that are established by the Committee, provided that the Executive’s target Annual Bonus shall be equal to 50% of the Executive’s Annual Base Salary (the “Target Bonus”), and the maximum Annual Bonus shall be equal to 100% of the Executive’s Annual Base Salary. The Annual Bonus will be pro-rated for partial fiscal years during the Employment Period. Annual performance metrics will be set by the Committee based upon objective performance criteria of the Company, such as earnings per share and return on capital employed, as well as individual performance and for the Company’s fiscal year ending March 31, 2006 pursuant to the provisions of the FY 2006 Annual Incentive Compensation Plan. During any Change of Control Period, the Executive shall be awarded, for each fiscal year ending during the Change of Control Period, an Annual Bonus in cash at least equal to the Recent Annual Bonus. Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(c) Initial Stock Option Grant.

The Company shall grant to the Executive stock options pursuant to the Incentive Plan to purchase 6,500 shares of the Company’s Common Stock (the “Stock Options”). The Stock Options shall have a per share exercise price equal to the closing price of a share of Common Stock on the date of grant which shall be as soon as reasonably practicable after approval of this Agreement by the Committee, shall have a ten-year term, and shall vest in three annual installments on each of the first three anniversaries of the Effective Date, with 33% of the Stock Options vesting on each of first two anniversaries of the Effective Date, and the remaining 34% vesting on the third anniversary of the Effective Date, provided in each case that the Executive remains in the employ of the Company through such date. Except as specifically provided herein, the terms and conditions of the Stock Options shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant. During the Employment Period, the Executive may receive such additional Awards (as defined in the Incentive Plan), if any, pursuant to the Incentive Plan as may be determined, from time to time, by the Committee.

(d) Initial Performance Accelerated Restricted Stock Unit Grant.

The Company shall grant to the Executive pursuant to the Incentive Plan, 6,500 Performance Accelerated Restricted Stock Units (the “Restricted Shares”). The Restricted Shares will vest five years after the Effective Date so long as Executive has been continuously employed by the Company and the Company’s annualized total shareholder return (as defined in the award agreement) is at least 3% during the entire vesting period. Vesting of the Restricted Shares will be accelerated if the Company’s annualized total shareholder returns during such vesting period reach certain thresholds provided in the award agreement evidencing the grant of the Restricted Shares (which thresholds shall be consistent with those provided in awards to other senior executives of the Company) and under the circumstances described in Section 3(e). Except as specifically provided herein, the terms and conditions of the Restricted Shares shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant.

(e) Deferred Compensation.

As soon as reasonably practicable after December 31 of each year during the Employment Period the Company will credit an amount equal to ten percent (10%) of the aggregate cash paid by the Company to Executive as Annual Base Salary and Annual Bonus for the calendar year ended December 31 (less Company contributions to qualified plans) into a Company deferred compensation plan (the Offshore Logistics, Inc. Deferred Compensation Plan Effective: January 1, 2004, as amended from time to time), which will be subject to the vesting schedule set forth in such plan. In the event that legislation implemented subsequent to the date of this Agreement causes the deferrals contemplated hereby not to be respected for tax purposes, such amounts shall be paid to the Executive in the year of accrual on December 31st of each such year (conditioned on the Executive’s continued employment on such date), on a fully taxable basis, and without adjustment for tax impact.

(f) Employee Benefits.

From and after the Effective Date and during the Employment Period, the Executive (subject to applicable law and regulation) shall be eligible for participation in the Company health and medical, welfare, retirement (including the Offshore Logistics, Inc. Employee Savings and Retirement Plan, as amended from time to time), non-qualified deferred compensation, perquisite, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for executives of the Company generally; provided, that, except as otherwise provided in this Agreement, the Executive shall not be eligible for any Company severance benefit plans, practices, policies and programs. The Company agrees to reimburse Executive for all costs of coverage provided pursuant to COBRA, and associated federal income and withholding taxes on such reimbursement, for medical insurance for Executive and the Executive’s immediate family for the period beginning on the Effective Date and ending on the date Executive first becomes eligible for coverage under the Company health and medical plan. In addition, the Company shall provide the Executive, beginning on the date Executive first becomes eligible for coverage under the Company health and medical plan and continuing during the Employment Period, with a Company-paid portable, term life insurance policy covering the Executive’s life in the amount of $500,000 with death benefits payable to the Executive’s designated beneficiaries. During any Change of Control Period, in no event shall the benefits described in this Section 2(f) provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such benefits in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control Effective Date or, if more favorable to the Executive, those provided generally at any time after the Change of Control Effective Date to other peer executives of the Company and the Affiliated Group.

(g) Expenses and Club Dues.

During the Employment Period, the Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the policies of the Company as may be in effect from time to time for Company executives generally. For this purpose, business expenses shall include, but not be limited to, costs incurred by the Executive for (i) the Executive’s annual CPA dues, (ii) annual membership in the Tax Executive Institute and the Financial Executive International, and (iii) all dues and assessments up to $500 per month (which amount shall be reviewed in March of each year during the Employment Period) for one country club or athletic club of the Executive’s choosing.

(h) Vacation.

The Executive shall be eligible for paid vacation at the rate of four (4) weeks per year in accordance with the policies of the Company.

(i) Company Automobile. From and after the Effective Date and during the Employment Period, the Company shall provide the Executive with an automobile allowance of $1,250 per month to be used by Executive to acquire, maintain and operate an automobile which Executive may use for business purposes during the Employment Period.

(j) Office and Support Staff.

During any Change of Control Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistants, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Group at any time during the 120-day period immediately preceding the Change of Control Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Group.

3.     Termination of Employment.

(a) Death or Disability.

The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties.

(b) Cause.

The Company may terminate the Executive's employment during the Employment Period with or without Cause.

(c) Good Reason.

The Executive’s employment may be terminated by the Executive with or without Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in Section 10(bb) shall have occurred and the Executive provides the Company with written notice thereof within 30 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.

(d) Notice of Termination.

Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 9(b) of this Agreement. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the rights of the Executive or the Company hereunder.

(e) Special Vesting Terms for Stock Option and Awards.

All unvested Stock Options and other Awards (including, without limitation, the Restricted Shares) granted pursuant to this Agreement or the Incentive Plan will become fully vested and unrestricted (i) in the event of the Company’s termination of the Executive’s employment without Cause during the Employment Period, (ii) in the event of the Executive’s resignation during the Employment Period for Good Reason, or (iii) upon the occurrence of a Change of Control. If the Executive’s employment is terminated prior to the Termination Date, the period of exercise for the Executive’s vested Stock Options shall be as follows:

(i)	Upon the Executive’s termination of employment by reason of the Executive’s death or Disability, any Stock Options held by the Executive that were exercisable immediately before the Date of Termination may be exercised at any time until the earlier of (A) the second anniversary of the Date of Termination and (B) the expiration date of the Stock Options.

(ii)	Upon the Executive’s termination of employment by the Company for Cause, any Stock Options and Restricted Shares held by the Executive shall be forfeited, effective as of the Date of Termination.

(iii)	Upon termination of the Executive’s employment for any reason other than the Executive’s death or Disability or termination by the Company for Cause, any Stock Options held by the Executive that were exercisable immediately before the Date of Termination may be exercised at any time until the earlier of (A) the 90th day following the Date of Termination and (B) the expiration date of such Stock Options.

(iv)	Notwithstanding the foregoing provisions of this Section 3(e), if the Executive dies after the Executive’s employment by the Company is terminated but while any of the Stock Options remain exercisable as set forth above, such Stock Options may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) the expiration date of such Stock Options and (B) the last date on which such Stock Options would have been exercisable, absent this Section 3(e)(iv).

(v)	Notwithstanding the foregoing provisions of this Section 3(e), upon the termination of the Executive’s employment with the Company for any reason, other than termination for Cause by the Company, during the 24-month period following any Change of Control Effective Date, any Stock Options held by the Executive as of the Change of Control Effective Date that remain outstanding as of the Date of Termination may thereafter be exercised, until the later of (A) the last date on which such Stock Options would be exercisable in the absence of this Section 3(e)(v) and (B) the earlier of (1) the third anniversary of the Change of Control Effective Date and (2) the expiration date of such Stock Options.

Notwithstanding anything in this Agreement to the contrary, express or implied, except as provided in Section 4(a)(ii), the provisions of this Agreement are in addition to and not in limitation of the Executive’s rights under the Incentive Plan and any other plan, program, policy or practice provided by the Company or any of the Affiliated Group and for which the Executive may qualify.

(f) Resignation from All Positions.

Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the President and Chief Executive Officer and accepted by the Executive, the Executive shall immediately resign as of the Date of Termination from all positions that the Executive holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services and which has been accepted by the Executive), including, without limitation, all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but the Executive shall be treated for all purposes as having so resigned upon termination of the Executive’s employment, regardless of when or whether the Executive executes any such documentation.

4.     Obligations upon Termination.

(a) Good Reason; Other Than for Cause; Non-Renewal by Company; Expiration.

If, during the Employment Period, (1) the Company shall terminate the Executive’s employment other than for Cause, death or Disability, (2) the Executive shall terminate the Executive’s employment for Good Reason, (3) the Executive’s employment terminates voluntarily or involuntarily by reason of the Company providing to the Executive a Notice of Non-Renewal, or (4) the Executive’s employment terminates voluntarily or involuntarily upon expiration of the term of this Agreement at the end of a Change of Control Period:

(i)	The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A.            the Accrued Amounts (as defined in Section 10(a) hereof); and

B.            an amount equal to:

(1)	in the event such termination occurs at any time other than a Change of Control Period, the product of (x) two and (y) the sum of (i) the Executive’s Annual Base Salary at the Date of Termination and (ii) the Target Bonus; or

(2)	in the event such termination occurs during or at the end of a Change of Control Period, the product of (x) three and (y) the sum of (i) the Executive’s Annual Base Salary and (ii) the Highest Annual Bonus.

(ii)	To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than, in the event the Executive’s termination occurs outside of a Change of Control Period, any severance plan, program, policy or practice or contract or agreement) of the Company and its Affiliated Group (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.

(iii)	Until the earlier to occur of (A) the expiration of eighteen months after the Date of Termination, (B) the date on which the Executive attains the age of 65, (C) the date the Executive first becomes eligible to receive health benefits under another employer-provided plan, from and after the Executive’s Date of Termination, or (D) the death of the Executive, the Company shall, via proper COBRA election by Executive, continue medical and dental benefits to the Executive (and, if applicable, to the spouse and dependents of the Executive who received such benefits under the Executive’s coverage immediately prior to the Date of Termination) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company had the Executive remained actively employed, provided that Executive makes all required COBRA payments to the Company, and the Company shall immediately reimburse Executive for each such COBRA payment.

(iv)	As a condition to the Executive’s receipt of payments and benefits described under Sections 4(a)(i), 4(a)(ii) and 4(a)(iii) in the event the Executive’s termination occurs outside of a Change of Control Period, the Executive must execute and deliver to the Company a full release of all claims that the Executive may have (and such release must become irrevocable) against the Company, its Affiliated Group, and all of their officers, employees, directors, and agents, in a form mutually and reasonably agreeable to the Parties hereunder; provided, however, that the Executive shall retain the Executive’s indemnification and related rights as a former officer and director under the Certificate of Incorporation and Bylaws of the Company and the Executive’s rights under the Directors and Officers Insurance Policy(ies) maintained by the Company from time to time.

(b) Cause; Without Good Reason; Non-Renewal by Executive.

If the Executive’s employment shall be terminated for Cause during the Employment Period, if the Executive shall resign without Good Reason during the Employment Period, or if the Executive’s employment terminates by reason of the Executive providing to the Company a Notice of Non-Renewal, this Agreement shall terminate without further obligations to the Executive, other than the Company’s obligation to pay or provide to the Executive an amount equal to the Accrued Amounts and the Other Benefits. For purposes of this Section 4(b) only, the Accrued Amounts shall not include the amount described in Section 10(a)(i)(2).

(c) Death or Disability.

If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the Company’s obligation to pay or provide to Executive’s estate, heirs or beneficiaries or to Executive, as the case may be: (i) the Accrued Amounts; and (ii) the Other Benefits. With respect to the provision of Other Benefits, in the event the Executive’s termination occurs during a Change of Control Period, the term “Other Benefits” as utilized in this Section 4(c) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Group to the estates and beneficiaries of peer executives of the Company and the Affiliated Group under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Change of Control Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Group and their beneficiaries.

5.     Covenants. The Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on the Executive’s agreement to the provisions of this Section 5, and that the Executive’s breach of the provisions of this Section 5 could materially damage the Company.

(a) Confidential Information.

The Company will provide its confidential and trade secret information to the Executive, and the Executive agrees to hold in a fiduciary capacity for the benefit of the Company and the Affiliated Group, all Confidential Information. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company and the Affiliated Group, except with the prior written consent of the Company, or as otherwise required by law or legal process or governmental inquiry or as such disclosure or use may be required in the course of the Executive performing the Executive’s duties and responsibilities hereunder. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or governmental inquiry or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Company and the Affiliated Group may seek an appropriate protective order or other appropriate remedy. The Executive shall reasonably cooperate with the Company and the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, then unless the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which the Executive is advised by counsel in writing (either the Executive’s or the Company’s) that the Executive is legally required to so disclose. The Company shall promptly reimburse the Executive for all legal costs and expenses, including any associated federal income or withholding tax costs on the reimbursement, incurred by the Executive pursuant to the foregoing sentence. Upon the Executive’s termination of employment with the Company and the Affiliated Group for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Company and the Affiliated Group or containing any trade secrets relating to the Company and the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Company and the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. The Executive agrees, upon the Company’s written request, to represent in writing to the Company upon termination of employment that the Executive has complied with the foregoing provisions of this Section 5(a).

(b) Work Product and Inventions.

The Company and/or its nominees or assigns shall own all right, title and interest in and to the Developments, whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Company and the Affiliated Group, and arising from or relating to such employment or the business of the Company or of other member of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company or of other members of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Company and to no one else all Developments, and hereby assigns to the Company without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of the Executive’s employment with the Affiliated Group or thereafter with respect to any Developments.

(c) Non-Solicitation of Affiliated Group Employees.

The Executive shall not, at any time during the Restricted Period, other than in the ordinary exercise of the Executive’s duties while serving as Senior Vice President – CFO, without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of the Company or any member of the Affiliated Group. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with the Company or any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment.

(d) Non-Competition.

In consideration of the Company’s promise to provide the Executive with the confidential and trade secret information of the Company, the Executive agrees as follows:

(i)	Areas Other Than Louisiana. Except with respect to competition in the State of Louisiana, or with respect to competition in or above the waters off the State of Louisiana in the areas specified in subparagraph (B) of Section 5(d)(ii) of this Agreement, during the Restricted Period, the Executive shall not, either directly or indirectly, compete with the business of the Company anywhere in the world where the Company or any member of the Affiliated Group conducts business by (1) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 2-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business, or (2) soliciting, servicing, or accepting the business of (A) any active customer of the Company or any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of the Company or any member of the Affiliated Group, provided that such business is competitive with any significant business of the Company or any member of the Affiliated Group.

(ii)	Louisiana. With respect to competition in the State of Louisiana, or with respect to competition in or above the waters specified in subparagraph (B) of this Section 5(d)(ii).

A.	Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group, or from soliciting customers of the business of the Company or any member of the Affiliated Group, within the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period, and

B.	Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group or from soliciting customers of the business of the Company or any member of the Affiliated Group in or above the waters of the Gulf of Mexico adjacent to the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period.

C.	All non-capitalized terms in subparagraphs (A) and (B) of this Section 5(d)(ii) are intended to and shall have the same meanings that those terms (to the extent they appear therein) have in La. R.S. 23:921.C. Subject to and only to the extent not inconsistent with the foregoing sentence, the Parties understand the following phases to have the following meanings:

(1)	The phrase “carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group” includes engaging, as principal, agent, trustee, or through the agency of any corporation, partnership, association or agent or agency, in any business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group or being the owner (except as a less than 2-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) of any interest in any corporation or other entity, or an officer, director, or employee of any corporation or other entity (other than the Company or any member of the Affiliated Group), or a member or employee or any partnership, or an owner or employee of any other business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group. Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company or any member of the Affiliated Group to patronize any offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group; (ii) canvassing, soliciting, or accepting any offshore oil and gas helicopter service business of the type conducted by the Company or any member of the Affiliated Group; (iii) directly or indirectly requesting or advising any current customers of the Company or any member of the Affiliated Group to withdraw, curtail or cancel such customer’s offshore oil and gas helicopter service business with the Company or any member of the Affiliated Group; or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names and addresses of any of the current customers of the Company or any of its subsidiaries. In addition, the term includes, directly or indirectly, through any person, firm, association, corporation or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries to accept employment with the Executive or with such person, firm association, corporation, or other entity.

(2)	The phrase “a similar business to the business of the Company or any member of the Affiliated Group” means an offshore oil and gas helicopter service business that directly or indirectly derives more than 20% of its revenues from the helicopter service business.

(3)	The phrase “carries on a like business” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.

D.	Notwithstanding any other provision of this Agreement, Section 5(d)(ii) of this Agreement shall not apply with respect to any geographic area outside of the geographic territory expressly set forth in this Section 5(d)(ii).

(e) Assistance.

The Executive agrees that, with respect to any claim or potential claim identified by the Company in writing to the Executive prior to the end of the 12-month period following the termination of the Executive’s employment by the Company, upon request by the Company, the Executive will assist the Company and the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against the Company and/or any member of the Affiliated Group in any Proceeding, and will assist the Company and the Affiliated Group in the prosecution of any claims that may be made by the Company and/or any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company and/or any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against the Company and/or any member of the Affiliated Group with respect to such investigation. The Executive agrees to fully and completely cooperate with any investigations conducted by or on behalf of the Company and for any member of the Affiliated Group from time to time. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable fee of not less than $500 per hour for the Executive’s service in excess of 50 hours of service, and further agrees to indemnify the Executive against any direct liability, loss or expense incurred by the Executive in connection with such assistance. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 5(e) shall be at mutually agreed to and convenient times as will not unreasonably interfere with the Executive’s other business and professional activities.

(f) Remedies.

The Executive acknowledges and agrees that the terms of this Section 5: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of this Section 5 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of this Section 5 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 5 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

6.     Non-Exclusivity of Rights. Except as provided in Section 4(a)(ii), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the Affiliated Group and for which the Executive may qualify, nor, subject to Section 9(g), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of the Affiliated Group. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Group at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7.     No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 4(a)(iii), such amounts shall not be reduced whether or not the Executive obtains other employment.

8.     Assignment; Successors.

(a) No Assignment.

This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) Successors.

The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9.     Miscellaneous.

(a) Governing Law; Captions; Amendments.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Delaware in any Delaware Proceeding. In the event of a Delaware Proceeding, the Company shall pay all of the Executive’s reasonable travel expenses incurred by him for the Executive’s travel between the Executive’s principal residence and/or principal place of business at such time and Delaware in connection with such Delaware Proceeding. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b) Notices.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address most recently on file for the Executive at the Company at the time of such notice.

If to the Company:

Offshore Logistics, Inc.
224 Rue De Jean
Lafayette, Louisiana 70508

Attention: President and Chief Executive Officer

or to such other address as either Party shall have furnished to the other Party in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Withholding.

Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, local and foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) No Waiver.

The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) Press Release.

The Parties agree that the Company may issue a press release and may otherwise publicly disclose the Executive’s employment with the Company.

(g) Director’s and Officer’s Insurance.

The Company shall provide the Executive with Director’s and Officer’s insurance coverage, including indemnification, on terms no less favorable than the terms of the coverage provided to similarly situated current and former directors and officers of the Company. In the event that the validity of this Agreement is challenged (other than by the Executive or the Executive’s representatives), the Executive’s reasonable expenses incurred therewith shall be reimbursed by the Company.

(h) Representations and Understandings.

The Executive hereby represents and warrants to the Company that the Executive is not party to any contract, understanding, agreement or policy, whether or not written, with the Executive’s current employer (or any other previous employer) or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement, and that the Executive is fully able to assume the duties and responsibilities set forth in this Agreement without restrictions of any kind. The Executive further represents that the Executive has disclosed to the Company in writing all material threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against the Executive of which the Executive is aware, if any, as a result of the Executive’s employment with the Executive’s current employer (or any other previous employer) or the Executive’s membership on any boards of directors.

(i) Entire Agreement; Conflicts.

This Agreement and the other agreements referred to herein, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understanding, both written and oral, including but not limited to that certain letter of May 17, 2005 containing the proposal of the “Compensation and Job Duties” from the Company to the Executive. In the event of direct conflict between the provisions of this Agreement and any Company policies or practices, the provisions of this Agreement shall control.

(j) Counterparts.

This Agreement may be executed by facsimile and in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same document.

(k) Section 280G Limitation on Payments.

(i)	In the event that all or any portion of the benefits provided under this Agreement, either alone or together with other payments and benefits that the Executive receives or is then entitled to receive from the Company or any member of the Affiliated Group, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce such payments and benefits provided to the Executive under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean (A) the total amount payable to the Executive under this Agreement (and all other payments and benefits which the Executive receives or is then entitled to receive from the Company or any member of the Affiliated Group) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (B) the amount of federal income taxes payable with respect to the foregoing calculated at the Executive’s applicable marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (C) the amount of excise taxes imposed with respect to the payments and benefits described in (A) above by Section 4999 of the Code. The amount of any reduction made under this Section 9(k) in the payment to which the Executive is entitled under this Agreement is hereinafter referred to as the “Relinquished Amount.”

(ii)	All determinations required to be made under this Section 9(k), including whether and when a Relinquished Amount shall be imposed and the amount of such Relinquished Amount, shall be made by the Company’s independent auditing firm used immediately prior to the Change of Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive. The Company shall provide any and all information, records and documents relating to Executive’s compensation and benefits paid or payable by the Company as may be reasonably requested by the Accounting Firm in connection with its determination of the Relinquished Amount. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii)	Notwithstanding anything herein to the contrary, expressed or implied, the Company’s obligations to the Executive pursuant to this Section 9(k) shall be limited to providing to the Executive payments and benefits in accordance with the determinations of the Accounting Firm. The Company shall not be liable for any inaccuracies in the determination of the Relinquished Amount by such Accounting Firm.

(1) Section 409A Compliance. The Parties acknowledge that Section 409A of the Code was enacted pursuant to the American Jobs Creation Act of 2004, generally effective with respect to amounts deferred after January 1, 2005, and only limited guidance has been issued by the Internal Revenue Service with respect to the application of Code Section 409A to certain arrangements, such as this Agreement. The Internal Revenue Service has indicated that it will provide further guidance regarding interpretation and application of Section 409A of the Code during 2005. The Parties acknowledge that the full effect of Section 409A of the Code on potential payments pursuant to this Agreement cannot be determined at the time that the Parties are entering into this Agreement. The Parties agree to work together in good faith in an effort to comply with Section 409A of the Code based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden.

10.     Definitions. As used in this Agreement, the following terms shall have the respective meanings assigned to them below:

(a)"Accrued Amounts" shall mean:

(i)	in the event termination of the Executive’s employment occurs at any time other than a Change of Control Period, the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, to the extent not theretofore paid, (2) the product of (x) the Target Bonus and (y) a fraction (which, for purposes of clarity, shall equal less than 1), the numerator of which is the number of days in the then-current fiscal year through the Date of Termination, and the denominator of which is 365, (3) the Executive’s business expenses that are reimbursable pursuant to this Agreement but have not been reimbursed by the Company as of the Date of Termination, (4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued but unused vacation allowances for the year in which the Date of Termination occurs, and (5) any Annual Bonus earned prior to the Termination Date but unpaid; or

(ii)	in the event termination of the Executive’s employment occurs during a Change of Control Period, the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (3) the Executive’s business expenses that are reimbursable pursuant to this Agreement but have not been reimbursed by the Company as of the Date of Termination, (4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not therefore paid, and (5) any Annual Bonus earned prior to the Termination Date but unpaid.

(b) “Affiliated Group” shall mean any entity controlled by, controlling or under common control with the Company.

(c) "Agreement" is defined in the Preamble to this Agreement.

(d) "Annual Base Salary" is defined in Section 2(a).

(e) "Annual Bonus" is defined in Section 2(b).

(f) "Board" shall mean the Board of Directors of the Company.

(g) "Cause" shall mean:

(i)	the Executive’s willful failure to substantially perform the Executive’s duties under this Agreement, or the Executive’s willful failure to perform specific directives of the President and Chief Executive Officer which directives are consistent with the scope and nature of the Executive’s duties as set forth in Section 1(d) hereof, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days following delivery to the Executive of a written demand for substantial performance specifying the manner in which the Executive has failed hereunder; or

(ii)	the Executive's commission of malfeasance, fraud, or dishonesty, or the Executive's willful and material violation of Company policies; or

(iii)	the Executive's indictment or formal charge for, and subsequent conviction of, or plea of guilty or nolo contendere to, a felony, or a misdemeanor involving moral turpitude; or

(iv)	the Executive's material breach of Section 5 of this Agreement.

A termination of employment of the Executive shall not be deemed to be for “Cause” unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in one or more of the clauses in Section 10(g) above, and specifying the particulars thereof.

(h) "CFO" is defined in the Recitals to this Agreement.

(i) "Change of Control" shall mean:

(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 10(i); or

(ii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50.1% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries ) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(j) “Change of Control Effective Date” shall mean the first date during the Employment Period on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Change of Control Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(k) “Change of Control Period” shall mean the greater of (i) the period commencing on the Change of Control Effective Date and ending on the Termination Date in effect on the Change of Control Effective Date, and (ii) the period commencing on the Change of Control Effective Date and ending on the second anniversary of the Change of Control Effective Date.

(l) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)"Committee" shall mean the Compensation Committee of the Company.

(n) “Company” shall mean Offshore Logistics, Inc., a Delaware corporation, and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(o) “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that directly or indirectly derives more than 20% of its revenues from the helicopter service business.

(p) “Confidential Information” shall mean any and all secret or confidential information, knowledge or data relating to the Company and the Affiliated Group and their businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment by the Company and the Affiliated Group that is not public knowledge.

(q) “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be; (ii) if the Executive’s employment is terminated by the Company, other than for Cause or Disability, the date on which the Company notifies the Executive of such termination; (iii) if the Executive voluntarily resigns without Good Reason, the date on which the Executive notifies the Company of such termination; (iv) if the Executive’s employment is terminated by reason of death, the date of death of the Executive; (v) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date; or (vi) if the Executive’s employment is terminated by the Executive or the Company as a result of a Notice of Non-Renewal, the end of the applicable Employment Period.

(r) “Delaware Proceeding” shall mean any action or proceeding brought under, with respect to or in connection with this Agreement in the courts of Delaware.

(s) “Developments” shall mean any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever.

(t) “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis for 150 consecutive days during the Employment Period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for these purposes.

(u) "Disability Effective Date" is defined in Section 3(a).

(v) "Effective Date" is defined in the Preamble to this Agreement.

(w) "Employment Period" is defined in Section 1(a)(iii).

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(y) "Executive" is defined in the Preamble to this Agreement.

(z) "Extended Employment Period" is defined in Section 1(a)(ii).

(aa) "Finance Functions" is defined in Section 1(d).

(bb) “Good Reason” shall mean, in the absence of the Executive’s consent, (i) a material failure by the Company to comply with any of the material provisions regarding the Executive’s position or the Executive’s compensation and benefits set forth in Section 2 hereof, including any action which results in a material diminution in such position, authority, duties or responsibilities other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, (ii) any failure by the Company during the Change of Control Period to comply with Section 2 hereof, (iii) the formal rejection by the Board of the formal, written recommendation of the Chief Executive Officer of the Company regarding moving the Company Headquarters to Houston, Texas (or the failure of the Board formally to approve such recommendation within 90 days after such recommendation by the Chief Executive Officer of the Company), or (iv) if the Company’s headquarters are relocated to Houston, Texas, the relocation of the Company headquarters from the Houston, Texas metropolitan area.

(cc) "Highest Annual Bonus" is defined in Section 10(a)(ii).

(dd) "Incentive Plan" shall mean the Company's 2004 Stock Incentive Plan.

(ee) "Initial Employment Period" is defined in Section 1(a)(i).

(ff) "Notice of Non-Renewal" is defined in Section 1(a)(ii).

(gg) “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).

(hh) “Other Benefits” is defined in Section 4(a)(ii) and Section 4(c).

(ii) “Party” shall mean the Company and the Executive, individually, and “Parties” shall mean the Company and the Executive collectively.

(jj) “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise.

(kk) “Recent Annual Bonus” shall mean the Executive’s highest Annual Bonus for the last three fiscal years prior to the Change of Control Effective Date (annualized in the event that the Executive is not employed by the Company for the whole of such fiscal year).

(ll) "Renewal Date" is defined in Section 1(a)(iii).

(mm) “Restricted Period” shall mean the period from the Effective Date through the date eighteen (18) months following the Date of Termination; provided, however, that there shall be no Restricted Period in the event that the termination of the Executive’s employment occurs during a Change of Control Period.

(nn) "Restricted Shares" is defined in Section 2(d).

(oo) "Stock Options" is defined in Section 2(c).

(pp) "Target Bonus" is defined in Section 2(b).

(qq) “Termination Date” shall mean May 31, 2006, or such later date to which the Employment Period of this Agreement is extended in accordance with the terms of Section 1(a).

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, the Company has caused this Agreement to be executed in its name and on its behalf, and this Agreement shall be binding on Executive and the Company on the date such agreement has been executed by both parties.

“EXECUTIVE”

/s/ Brian C. Voegele
Brian C. Voegele

“COMPANY”

OFFSHORE LOGISTICS, INC.

/s/ William E. Chiles
William E. Chiles
President and Chief Executive Officer